MEDICAL INDUSTRIES OF THE AMERICAS, INC

AMENDMENTS TO GNOSIIS INTERNATIONAL AGREEMENTS

January 1, 2019

This here amendment shall amend, augment, and supersede the previous Engagement Agreement and Line of Credit between Medical Industries of the Americas (MIA) and Gnosiis International (Gnosiis), collectively The Parties in that the parties are hereby expanding the scope of work previously described:

1. The Parties hereby acknowledge and agree that previously agreed Engagement Agreement (EA) and Line of Credit (GLOC) agreements between Gnosiis and MIA remain in effect and ongoing
2. The Parties agree that the level of support required from Gnosiis by MIA as of the January 1 2019 and moving forward has and is increasing and therefore MIA and Gnosiis have agreed to clarify expanded this hereby scope of engagement between the Parties.
3. Gnosiis shall finance as per the GLOC the engagement of executive and C-level professionally qualified individuals, to be chosen and engaged at the discretion of Gnosiis, as independent contractors, and for these individuals to begin assuming interim roles and responsibilities of a such type functions as per those qualifications. The costs of these independent contractors are to be billed hourly. Additionally, MIA will engage these individuals directly as described in #5 below.
4. The GLOC shall be expanded from the current facility and credit maximum of one-hundred thousand dollars ($100,000) to a credit ceiling and total maximum amount of five-hundred thousand dollars ($500,000) and may be raised at the discretion of Gnosiis. Any previous Engagement Fees or other fees payable to Gnosiis shall be merged into this GLOC without any additional interest payable and applied as of this date with no additional interest by MIA payable. Interest shall only accrue as per the terms of the GLOC.
5. Gnosiis shall receive an flat fee $9,950 per month additional as a Management Fee effective January 1 2019 and to be due on the first of every following month in consideration for managing the variety of contractors assembled by Gnosiis for Medical Industries of the Americas. This Management Fee shall be billed to the GLOC. The Parties acknowledge that the number of contractors being assembled and managed by Gnosiis and finance via the GLOC shall continue to expand and include multimedia and other supporting personnel and financed by means of the GLOC and as described in the EA.
6. Medical Industries hereby agrees to directly engaged the individuals or provide corporate guarantees for such individuals to assume interim roles and responsibilities and as independent contractors but with intention for such qualified individuals to be formally engaged by MIA as employees as per employment arrangement that are commercially standard and reasonable and directly with such individuals.
    a. MIA shall therefore, in additional to formalities by and between those individuals described in #3 above and Gnosiis, there shall be cause by MIA to enter into third-party agreements

with such individuals whom independent contractors of Gnosiis. MIA shall directly issue these individuals common shares to be mutually agreed directly between MIA and these individuals and so that such individual contractors are shareholders of MIA and negotiate accordingly so that these individuals may be eventually engaged by means of formal employment agreements with the MIA directly for the roles of executive and /or C-level professionals upon such individuals meetings reasonable expectations and acting in good faith.

b. These employment agreements shall occur immediately upon MIA securing Directors and Officers insurance and additionally securing adequate capital to expense reasonable costs and salaries at such point MIA shall make all commercially reasonable efforts to assume complete fiscal responsibilities of such individuals by formalizing employment.

7. To extent fiscally possible, MIA agrees to make good faith efforts to ensure that necessary resources, expenses, accommodations, and/or other means needed by contractors being provided as per the EA and/or financed by means of the GLOC are provided for such contractors at all times and in advance.

Signed and acknowledged and accepted as binding for good and valuable consideration as described and agreed as here this date of January 1, 2019

Abraham Summers, President
Medical Industries of the Americas, Inc

Abraham Summers, Managing Member
Gnosiis International, LLC